Exhibit 10.3

CANCELLATION OF DEBT

BY AND BETWEEN

INVECH HOLDINGS, INC.

AND

SMALL CAP COMPLIANCE, LLC

This Cancellation of Debt (the "Agreement") is entered as of January 7, 2026 by and between Invech Holdings, Inc. (hereinafter referred to as the "Company”) and Small Cap Compliance, LLC, (hereinafter referred to as the "Holder").

WHEREAS, the Company is indebted to the Holder in the aggregate sum of $58,258 plus any additional debt incurred after December 31, 2025 (the "Debt");

WHEREAS, the Holder wishes to cancel $38,258 plus any additional debt incurred after December 31, 2025;

WHEREAS, the Holder wishes to retain $20,000 of the debt;

WHEREAS, the Holder will receive a Convertible Note for the remaining $20,000 of unpaid debt (the “Note”) evidenced by payable accounts and related party advancements previously disclosed;

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and among the parties as follows:

1.	Cancellation. The Company hereby accepts the cancellation of the Debt held by Holder. In consideration of, and in exchange there for the Debt and all rights associated with the Debt, including any claim for interest, held by the Holder are hereby cancelled.

2.	Convertible Note Issuance. The Company will issue the Note for remaining unpaid debt.

3.	Commissions. No commission or other remuneration has been paid or given directly or indirectly by the Holder for this exchange and cancellation.

4.	Entire Agreement. This Agreement and its Exhibits, if any, contain the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral.

5.	Severability. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

6.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

7.	Arbitration. All claims, controversies and disputes between Holder and the Company shall be settled by binding arbitration before the appropriate court in Clark County, Nevada.

8.	Attorneys’ Fees. The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.

9.	Counterparts. This Agreement may be executed in counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

“HOLDER”:	“COMPANY”:

Small Cap Compliance, LLC	Invech Holdings, Inc.

By: /s/ Rhonda Keaveney	By: /s/ Rhonda Keaveney
Rhonda Keaveney, Sole Member	Rhonda Keaveney, CEO